Exhibit 99.2

Media Contact:

Leslie Moore

TIBCO Software Inc.

(650) 846-5025

lmoore@tibco.com

Phil Fernandez Appointed to TIBCO Software Board of Directors

Palo Alto, Calif., June 19, 2014 - TIBCO Software Inc. (NASDAQ: TIBX) today announced that Phil Fernandez, a visionary in marketing and cloud technology, has been appointed to its board of directors. Mr. Fernandez, the co-founder, chairman and chief executive officer of Marketo, has more than 30 years of experience building and running high-growth technology companies.

“We are delighted to have Phil join our board and help guide our growth in the cloud,” said Vivek Ranadivé, founder, chairman and chief executive officer, TIBCO. “There’s no stronger example of a leader who has conceptualized and delivered on a subscription business than Phil, and what he has accomplished with Marketo.”

Before founding Marketo and leading it to a successful IPO, Fernandez was president and COO of Epiphany, a leader in Web-based analytic application solutions for Enterprise Relationship Management (ERM). He also served as COO of Red Brick Systems. He is the author of the book Revenue Disruption (Wiley, 2012), and a well-known writer and speaker on topics related to digital marketing, marketing automation and entrepreneurialism. Fernandez holds a bachelor’s degree from Stanford University.

“I have been watching Vivek for many years as he built TIBCO into the leading enterprise technology company it is today,” Fernandez said. “I am excited to join the board and contribute in a meaningful way to the company’s growth and evolution.”

About TIBCO

TIBCO Software Inc. (NASDAQ: TIBX) is a global leader in infrastructure and business intelligence software. Whether it’s optimizing inventory, cross-selling products, or averting crisis before it happens, TIBCO uniquely delivers the Two-Second Advantage® — the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. With a broad mix of innovative products and services, TIBCO is the strategic technology partner trusted by businesses around the world. Learn more about TIBCO at www.tibco.com.

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TIBCO, Two-Second Advantage, and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. or its subsidiaries in the United States and/or other countries. Other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.